Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACCURIDE CORPORATION

It is hereby certified that:

1:                    The name of the corporation (hereinafter called the “Corporation”) is Accuride Corporation.

2:                    The Corporation was incorporated on November 14, 1986 under the name “United States Wheel Corp.”.

3:                    The provision for making this Amended and Restated Certificate of Incorporation is contained in the Chapter 11 Joint Plan of Reorganization for Accuride Corporation, et al., as approved by the United States Bankruptcy Court for the District of Delaware on February 18, 2010.

4:                    Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Accuride Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1.  Authorized Shares.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is nine hundred million (900,000,000) shares, of which eight hundred million (800,000,000) shares shall be Common Stock and one hundred million (100,000,000) shares shall be Preferred Stock.  The Common Stock shall have a par value of one cent ($0.01) per share and the Preferred Stock shall have a par value of one cent ($0.01) per share.

Section 2.  Common Stock.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the voting, dividend and liquidation rights of the holders of Common Stock are as follows:

(a)           Voting Rights.  Each record holder of Common Stock shall be entitled at any annual or special meeting of stockholders with respect to each share of Common Stock held by such holder as of the applicable record date, to one vote per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.  There shall be no cumulative voting.  The Corporation shall not issue any non-voting equity securities.

Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations (as defined below) filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV).

(b)           Dividends and Distributions.  Except as may be provided in any Certificate of Designations for any series of Preferred Stock outstanding at the time, the holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c)           Liquidation Rights.  Except as may be provided in any Certificate of Designations for any series of Preferred Stock outstanding at the time, in the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock then outstanding in proportion to the number of shares held by them.

Section 3.  Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation with the Secretary of State pursuant to the DGCL setting forth a copy of such resolution or resolutions (a “Certificate of Designations”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.  Each series of the Preferred Stock shall be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.  The authority of the Board of Directors with respect to the Preferred Stock and any series shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting any series and the distinctive designation of that series;

(b)           the dividend rate on the shares of any series, whether dividends shall be cumulative, the conditions and date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           the voting rights for the shares of any series, in addition to the voting rights provided by applicable law, and the number of votes per share and the terms and conditions of such voting rights;

(d)           whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e)           whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)           any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class.

Section 4.  7.5% Senior Convertible Notes.  In addition to the foregoing, so long as any obligations under the Corporation’s 7.5% Senior Convertible Notes due 2020 (the “Convertible Notes”), outstanding pursuant to that certain Indenture, dated as of February 26, 2010, by and between the Corporation, certain subsidiaries of the Corporation, as guarantors, and Wilmington Trust FSB, as Trustee (the “Convertible Notes Indenture”) remain outstanding and not discharged in full, the holders of the Convertible Notes shall have the right to vote, as provided herein pursuant to Section 221 of the DGCL.  The holders of the Convertible Notes shall be entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote.  The number of votes represented by each Convertible Note shall be equal to the largest number of whole shares of Common Stock (rounded down to the nearest whole share) into which such Convertible Note may be converted, in accordance with the Convertible Notes Indenture, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.  Except as provided in this Section 4 or as otherwise required by applicable law, the holders of the Convertible Notes shall have no right or power to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting.

ARTICLE V

BOARD OF DIRECTORS

Section 1.  Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.  Number of Directors.  The total number of directors constituting the entire Board of Directors shall be determined as set forth in the Bylaws of the Corporation, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 3.  Removal of Directors.  Except as may be provided in any Certificate of Designations for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, any or all of the directors of the Corporation may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 4.  Vacancies.  Except as may be provided in any Certificate of Designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), acting by majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next meeting of stockholders at which directors are to be elected and until their successors are elected and qualified.

Section 5.  Bylaws.  The Board of Directors of the Corporation shall have the power to adopt, amend, alter, change or repeal any and all Bylaws of the Corporation.  In addition, the stockholders of the Corporation may adopt, amend, alter, change or repeal any and all Bylaws of the Corporation by the affirmative vote of the holders of at least sixty six and 2/3rds percent (66 2/3rd(s) %) of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class.

Section 6.  Elections of Directors.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

Section 7.  Officers.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

STOCKHOLDERS

Section 1. Actions by Consent.  Except as may be provided in any Certificate of Designations for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Secretary upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

ARTICLE VII

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is prohibited by the DGCL as it presently exists or may hereafter be amended; provided, that no subsequent amendment shall adversely affect any right of a director with respect to any event occurring prior to the time of such amendment.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right arising prior to the time of such amendment, modification or repeal.

ARTICLE VIII

INDEMNIFICATION

Section 1.  Right of Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 2.  Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified for such amounts under this Article VIII or otherwise.

Section 3.  Claims.  If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent not prohibited by applicable law.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VIII and applicable law.

Section 4.  Non-Exclusivity of Rights.  The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.  Amendment or Repeal.  Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VIII after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought.

Section 6.  Other Indemnification and Advancement of Expenses.  This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, all rights conferred on stockholders and/or directors herein are granted subject to this reservation.

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IN WITNESS WHEREOF, ACCURIDE CORPORATION has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this        day of                         , 2010.

ACCURIDE CORPORATION

By:
Name:
Title: